SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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[  ]            Definitive Proxy Statement
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[  ]            Soliciting Material under Rule 14a-12

HOMESTREET, INC.
(Name of Registrant as Specified in its Charter)

Blue Lion Opportunity Master Fund, L.P.
Roaring Blue Lion, LLC
Roaring Blue Lion Capital Management, L.P.
BLOF II, LP
Blue Lion Capital Master Fund, L.P.
Charles W. Griege, Jr.
Ronald K. Tanemura
Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Blue Lion / HomeStreet, Inc.

Blue Lion Opportunity Master Fund, L.P. and the other participants identified herein (“BLC”) are filing the materials contained in this document with the U.S. Securities and Exchange Commission in connection with the 2018 Annual Meeting of Shareholders of HomeStreet, Inc. (“HomeStreet”).  Attached hereto as Exhibit 99.1 is a copy of BLC’s correspondence to shareholders.  This correspondence is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended, because it may be deemed to be soliciting material in respect of the solicitation of proxies to be used at HomeStreet’s 2018 Annual Meeting of Shareholders.  The correspondence is also available on BLC’s website at https://www.helpfixhmst.com.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

On April 25, 2018, Blue Lion Opportunity Master Fund, L.P. and the other participants identified below (“BLC”) filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the 2018 Annual Meeting of Shareholders of HomeStreet, Inc. (the “Definitive Proxy Statement”).  The following persons may be deemed to be participants in the solicitation from shareholders of HomeStreet, Inc. (“HomeStreet”) of proxies to vote “AGAINST” the election of Scott M. Boggs and Douglas I. Smith as directors of HomeStreet, and to vote “AGAINST” the approval on an advisory (non-binding) basis of the compensation of HomeStreet’s named executive officers: Blue Lion Opportunity Master Fund, L.P., Roaring Blue Lion, LLC, Roaring Blue Lion Capital Management, L.P., BLOF II, LP, Blue Lion Capital Master Fund, L.P., Charles W. Griege, Jr., and Ronald K. Tanemura.  The participants may have interests in the solicitation, including as a result of holding shares of HomeStreet’s common stock, and information regarding the Participants and their interests may be found in the Definitive Proxy Statement.  Shareholders are urged to read the Definitive Proxy Statement and BLUE proxy card, and any supplements thereto, because they contain important information about BLC, the proposals being voted on at the 2018 Annual Meeting of Shareholders of HomeStreet, HomeStreet and related matters.  The Definitive Proxy Statement was first sent to the shareholders of HomeStreet on or about April 25, 2018 and is accompanied by a BLUE proxy card.  Shareholders may obtain a free copy of the Definitive Proxy Statement and BLUE proxy card and other relevant documents filed with the SEC by BLC at the SEC’s web site at www.sec.gov or BLC’s website at https://www.helpfixhmst.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Exhibit 99.1

Dear Fellow HomeStreet Shareholder:

As you probably know, Blue Lion Capital is the owner of approximately 6.1% of HomeStreet, Inc. (HMST) and is soliciting votes against two long-serving directors that have been re-nominated by the Company. We urge you to vote AGAINST Scott Boggs and Douglas Smith using the BLUE proxy card.

During the past three weeks, HomeStreet has issued two investor decks, a proxy statement and at least one letter to shareholders.  Importantly, HomeStreet has not responded to our most important points and instead has attempted to sidestep the many serious concerns we have with the company.

Nowhere does HomeStreet even attempt to justify or dispute that:

1)
HomeStreet has been one of the worst performing public bank stocks in the U.S. during the past 5+ years.  And, nearly all of the return on the stock since going public occurred in 2012 after pricing its IPO at a significant discount to tangible book value.

2)	HomeStreet’s operating metrics are some of the weakest in the entire banking sector.
3)
HomeStreet violated securities laws and accounting rules, ultimately paying a large fine to the SEC while HomeStreet’s two nominees, Scott Boggs and Douglas Smith, served on the Audit Committee.  Further, the SEC found that HomeStreet attempted to impede its investigation. HomeStreet’s Board has held NO ONE accountable - the CEO, General Counsel and Treasurer all continue to work at HomeStreet.

4)
HomeStreet has never disclosed that Douglas Smith, the Chairman of the compensation committee, is the son of Mark Mason's longstanding business partner, Gordon Smith.  We do not believe he is truly independent.

5)	HomeStreet has never disclosed that it loaned money to Gordon Smith's company, which was previously run by HomeStreet’s CEO, Mark Mason.
6)	HomeStreet has never disclosed any details about $13.3 million of loans it has made to insiders beyond a line-item disclosure in an FDIC filing.
7)	As best we can tell from all of the relationships, the Board at HomeStreet is a club with no ethnic or gender diversity or, in our view, any genuine desire to have any.

HomeStreet cannot deny these relevant facts. Instead, it has attempted to obfuscate and mislead shareholders.  Please do not be distracted by HomeStreet’s misleading rebuttal.

In particular, note that:

•
The company is apparently proud that it only had “material weaknesses in its internal controls” for one quarter which was replaced by “significant deficiencies in its internal controls” disclosed in every annual report thereafter.  Is the subtle difference between “material weakness” and “significant deficiency” supposed to make shareholders feel better?

•
HomeStreet thinks it is acceptable to vaguely disclose loans to insiders.  But, given that HomeStreet made an undisclosed loan to a company owned by the father of the compensation committee chair, we believe shareholders are entitled to know specifically how much and under what terms the Bank is lending money to insiders and family members of insiders.

•
HomeStreet would have you believe its aggressive tactics to deny our nomination notice and block our campaign are somehow required under the law. They are not.  HomeStreet’s directors should have recognized the validity of our nomination notice or simply asked for clarification.  Instead, HomeStreet’s Board decided to waste a significant amount of shareholder money and use any excuse it could find to avoid a challenge to its tenure.

•
Similarly, HomeStreet’s proxy voting card is misleading.  For the first time since being public, HomeStreet has added confusing new boxes and options on its proxy card.  Now, HomeStreet claims these changes have been required all along by Washington law and the Company’s bylaws.  If that is the case, why didn’t its proxy card have these confusing options in any of the last six years?  When and how did HomeStreet discover it was wrong for so many years?

•
HomeStreet claims that its IPO was not priced at a substantial discount to its tangible book value.  Unfortunately, HomeStreet’s accounting deficiencies even reach this discussion.  The company’s (un-reconciled) math includes pro forma adjustments for the IPO proceeds, and fails to account for the January 2012 profits (which the company touted in its IPO prospectus) or the value of its deferred tax asset that became a tangible asset in the quarter following the IPO. I am pleased to share the math with any investor interested in this rather minor point.  Suffice it to say that Blue Lion was an investor in the IPO because of the substantial discount to tangible book value and did the math very carefully.

In summary, I urge you to vote AGAINST directors Scott Boggs and Douglas Smith on the BLUE proxy card to show your support for change at HomeStreet.

Please feel free to call or email with any questions.

Chuck Griege

You can learn more about our campaign and our views by visiting our campaign website at www.HelpFixHMST.com. On that website, you will find an extensive investor presentation we recently issued that describes the material performance and governance failures that concern us.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

On April 25, 2018, Blue Lion Opportunity Master Fund, L.P. and the other participants identified below (“BLC”) filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the 2018 Annual Meeting of Shareholders of HomeStreet, Inc. (the “Definitive Proxy Statement”).  The following persons may be deemed to be participants in the solicitation from shareholders of HomeStreet, Inc. (“HomeStreet”) of proxies to vote “AGAINST” the election of Scott M. Boggs and Douglas I. Smith as directors of HomeStreet, and to vote “AGAINST” the approval on an advisory (non-binding) basis of the compensation of HomeStreet’s named executive officers: Blue Lion Opportunity Master Fund, L.P., Roaring Blue Lion, LLC, Roaring Blue Lion Capital Management, L.P., BLOF II, LP, Blue Lion Capital Master Fund, L.P., Charles W. Griege, Jr., and Ronald K. Tanemura.  The participants may have interests in the solicitation, including as a result of holding shares of HomeStreet’s common stock, and information regarding the Participants and their interests may be found in the Definitive Proxy Statement.  Shareholders are urged to read the Definitive Proxy Statement and BLUE proxy card, and any supplements thereto, because they contain important information about BLC, the proposals being voted on at the 2018 Annual Meeting of Shareholders of HomeStreet, HomeStreet and related matters.  The Definitive Proxy Statement was first sent to the shareholders of HomeStreet on or about April 25, 2018 and is accompanied by a BLUE proxy card.  Shareholders may obtain a free copy of the Definitive Proxy Statement and BLUE proxy card and other relevant documents filed with the SEC by BLC at the SEC’s web site at www.sec.gov or BLC’s website at https://www.helpfixhmst.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.